Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Reports Third Quarter 2021 Results and Provides Corporate Development Update

– LINZESS® (Iinaclotide) prescription demand growth increased 12% year-over-year;
LINZESS U.S. net sales of $253 million, an increase of 5% year-over-year –

– Total revenue of $104 million; U.S. LINZESS collaboration revenue of $100 million –

– GAAP net income of $56 million and adjusted EBITDA of $65 million;
ended Q3 2021 with $574 million in cash and cash equivalents –

– Expands pipeline by entering into an option agreement with COUR Pharmaceuticals Development Company, Inc. to acquire an exclusive license to develop and commercialize, in the U.S., CNP-104 for the treatment of primary biliary cholangitis (PBC) –

BOSTON, Mass., November 4, 2021 — Ironwood Pharmaceuticals, Inc. (Nasdaq: IRWD), a GI-focused healthcare company, today reported financial results for third quarter 2021.

“We remain highly confident we are well on our way to achieving our vision of becoming the country’s leading GI healthcare company, as evidenced by another stellar quarter of performance and profitability,” said Tom McCourt, chief executive officer of Ironwood. “It’s remarkable that since the launch of our best-selling IBS-C and CIC product in 2012, LINZESS continues as a powerhouse brand; experiencing accelerated demand and widespread acceptance in the GI community. We’re also pleased to expand our pipeline and development program through the option agreement with COUR Pharmaceuticals to acquire an exclusive license for CNP-104, in the U.S., for the treatment of primary biliary cholangitis, a rare autoimmune disease targeting the liver. This agreement highlights our focus on prudently allocating capital to value enhancing opportunities while simultaneously continuing to deliver sustainable profits and cash flow.”

Third Quarter 2021 Financial Highlights1

(in thousands, except for per share amounts)

	3Q 2021	3Q 2020
Total revenues	$103,747	$103,468
Total costs and expenses	38,576	57,852
GAAP net income	55,845	34,423
GAAP net income per share – basic	0.34	0.22
GAAP net income per share—diluted	0.34	0.21
Adjusted EBITDA	65,456	47,437
Non-GAAP net income	53,608	38,271
Non-GAAP net income per share – basic	0.33	0.24
Non-GAAP net income per share – diluted	0.33	0.23

1.	Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Net Income to Adjusted EBITDA table at the end of this press release. Refer to Non-GAAP Financial Measures for additional information.

Third Quarter 2021 Corporate Highlights

U.S. LINZESS

•	Prescription Demand: Total LINZESS prescription demand in the third quarter of 2021 was 41 million LINZESS capsules, a 12% increase compared to the third quarter of 2020, per IQVIA.

•	U.S. Brand Collaboration: LINZESS U.S. net sales are provided to Ironwood by its U.S. partner, AbbVie Inc. (“AbbVie”). LINZESS U.S. net sales were $252.7 million in the third quarter of 2021, a 5% increase compared to $241.1 million in the third quarter of 2020. The increase in LINZESS U.S. net sales year-over-year was driven by prescription demand growth, partially offset by net price and inventory channel fluctuations.

▪	Ironwood and AbbVie share equally in U.S. brand collaboration profits. See the LINZESS U.S. Commercial Collaboration table at the end of the press release.

–	LINZESS commercial margin was 74% in the third quarter of 2021 compared to 78% in the third quarter of 2020. See the U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

–	Net profit for the LINZESS U.S. brand collaboration, net of commercial and research and development (“R&D”) expenses, was $176.2 million in the third quarter of 2021 compared to $177.0 million in the third quarter of 2020. See U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

–	In November 2021, Ironwood announced that it is expanding its pipeline by entering into an option agreement with COUR Pharmaceuticals Development Company, Inc. (“COUR”), a biotechnology company developing novel immune-modifying nanoparticles (CNPs) to treat autoimmune diseases. This agreement gives Ironwood an option to acquire an exclusive license to research, develop, manufacture and commercialize, in the U.S., products containing CNP-104 Particle (“CNP-104”), a tolerizing immune modifying particle, for the treatment of primary biliary cholangitis (PBC).

PBC is a rare autoimmune disease targeting the liver that affects an estimated 133,000 people in the U.S. COUR expects to initiate a clinical trial for CNP-104 in 2021 to evaluate the safety, tolerability, pharmacodynamic effects and efficacy of CNP-104 in PBC patients.

Ironwood will pay COUR approximately $20 million in upfront and near-term payments associated with COUR’s clinical trial for CNP-104. After reviewing the data from such clinical trial, if Ironwood exercises its option, COUR will be eligible to receive up to an additional $475 million, inclusive of an option exercise payment and commercial milestones and royalties in the high single digits to low double digits percentage of the aggregated annual net sales in the U.S. of products containing CNP-104.

For more details on the agreement between Ironwood and COUR, please reference the press release here.

–	In August 2021, the FDA approved a revised label for LINZESS based on clinical safety data that has been generated thus far in pediatric studies. The updated label modifies the boxed warning for risk of serious dehydration and contraindication against use in children to those less than two years of age. The boxed warning and contraindication previously applied to all children less than 18 years of age and less than 6 years of age, respectively. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established.

•	Collaboration Revenue to Ironwood: Ironwood recorded $100.4 million in collaboration revenue in the third quarter of 2021 related to sales of LINZESS in the U.S., a slight increase compared to $100.2 million for the third quarter of 2020. See U.S. LINZESS Commercial Collaboration table at the end of the press release.

U.S. LINZESS Full Brand Collaboration	Three Months Ended September 30,
(in thousands, except for percentages)	2021	2020
LINZESS U.S. net sales as reported by AbbVie	252,650	241,124
AbbVie & Ironwood commercial costs, expenses and other discounts	66,658	52,939
Commercial margin	74%	78%
AbbVie & Ironwood R&D Expenses	9,753	11,207
Total net profit on sales of LINZESS	176,239	176,978
Full brand margin	70%	73%

IW-3300

•	Ironwood is currently advancing IW-3300, a guanylate cyclase-C agonist being developed for the potential treatment of visceral pain conditions, such as interstitial cystitis / bladder pain syndrome (IC/BPS) and endometriosis.

–	IW-3300 is in pre-clinical development. Ironwood remains on track with the Investigational New Drug (“IND”) application to the U.S. FDA this year and the start of the clinical program in the first quarter of 2022.

–	IC/BPS affects an estimated 4 to 12 million Americans, according to the Interstitial Cystitis Association. An estimated 4 million reproductive-age women in the U.S. have diagnosed endometriosis, according to a study published in Gynecologic and Obstetric Investigation. Both diseases have a limited number of treatment options available.

Third Quarter Financial Results

•	Total Revenues. Total revenues in the third quarter of 2021 were $103.7 million, compared to $103.5 million in the third quarter of 2020, a slight increase year-over-year.

–	Total revenues in the third quarter of 2021 consisted of $100.4 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., and $3.3 million in royalties and other revenue.

–	Total revenues in the third quarter of 2020 consisted of $100.2 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., and $3.3 million in royalties and other revenue.

•	Operating Expenses. Operating expenses in the third quarter of 2021 were $38.6 million, compared to $57.9 million in the third quarter of 2020.

–	Operating expenses in the third quarter of 2021 consisted primarily of $27.7 million in selling, general and administrative (“SG&A”) expenses, and $10.9 million in R&D expenses.

–	Operating expenses in the third quarter of 2020 consisted primarily of $34.9 million in SG&A expenses, $21.7 million in R&D expenses and $1.2 million in restructuring expenses.

•	Interest Expense, net of Interest and Investment Income.

–	Net interest expense was $7.7 million in the third quarter of 2021, primarily in connection with Ironwood’s convertible senior notes. Interest expense recorded in the third quarter of 2021 included $1.8 million in cash expense and $6.0 million in non-cash expense.

–	Net interest expense was $7.2 million in the third quarter of 2020, primarily in connection with Ironwood’s convertible senior notes. Interest expense recorded in the third quarter of 2020 included $1.8 million in cash expense and $5.6 million in non-cash expense.

•	Gain (Loss) on Derivatives. Ironwood recorded a gain on derivatives of $2.2 million in the third quarter of 2021 as a result of the change in fair value of its convertible note hedges and note hedge warrants. Ironwood recorded a loss on derivatives of $2.6 million in the third quarter of 2020 as a result of the change in fair value of its convertible note hedge and note hedge warrants.

•	Income Tax Expense. Ironwood recorded $3.8 million of income tax expense in the third quarter of 2021. Ironwood recorded $1.4 million in income tax expense in the third quarter of 2020.

•	GAAP Net Income. GAAP net income was $55.8 million, or $0.34 per share (basic and diluted), in the third quarter of 2021 compared to GAAP net income of $34.4 million, or $0.22 per share (basic) and $0.21 per share (diluted), in the third quarter of 2020.

•	Non-GAAP Net Income. Non-GAAP net income was $53.6 million, or $0.33 per share (basic and diluted), in the third quarter of 2021, compared to non-GAAP net income of $38.3 million, or $0.24 per share (basic) and $0.23 per share (diluted), in the third quarter of 2020.

–	Non-GAAP net income excludes the impact of mark-to-market adjustments on the derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, and the income tax benefit related to the release of the valuation allowance against the majority of deferred tax assets in the second quarter of 2021. See Non-GAAP Financial Measures below.

•	Adjusted EBITDA. Adjusted EBITDA was $65.5 million in the third quarter of 2021, compared to $47.4 million in the third quarter of 2020.

–	Adjusted EBITDA is calculated by subtracting net interest expense, income taxes, depreciation, amortization, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes and restructuring expenses from GAAP net income. See Non-GAAP Financial Measures below.

•	Cash Flow Statement and Balance Sheet Highlights.

–	Ironwood ended the third quarter of 2021 with $574.3 million of cash and cash equivalents.

–	Ironwood generated $75.1 million in cash from operations in the third quarter of 2021, compared to $53.6 million in cash from operations in the third quarter of 2020.

•	Ironwood 2021 Financial Guidance

In 2021, Ironwood continues to expect:

2021 Guidance
U.S. LINZESS Net Sales Growth	6% to 8%
Total Revenue	$390 to $410 million
Adjusted EBITDA[1]	>$210 million

1 Adjusted EBITDA is calculated by subtracting net interest expense, income taxes, depreciation, amortization, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes and restructuring expenses from GAAP net income.

Non-GAAP Financial Measures

Ironwood presents non-GAAP net income and non-GAAP net income per share to exclude the impact of net gains and losses on derivatives related to Ironwood’s 2022 Convertible Notes that are required to be marked-to-market, restructuring expense, and the release of the company’s valuation allowance against the majority of deferred tax assets in the second quarter of 2021. Non-GAAP adjustments are further detailed below:

•	The gains and losses on the derivatives related to our 2022 Convertible Notes may be highly variable, difficult to predict and of a size that could have a substantial impact on the company’s reported results of operations in any given period.
•	Restructuring expenses are considered to be a non-recurring event as they are associated with distinct operational decisions. Included in restructuring expenses are costs associated with exit and disposal activities.
•	The income tax benefit associated with the valuation allowance release in the second quarter of 2021 was a non-cash, non-recurring accounting recognition event, and does not affect the company’s ability to utilize its historical net operating losses and tax credit carryforwards to offset future taxable income.

Ironwood also presents adjusted EBITDA, a non-GAAP measure, as well as guidance on adjusted EBITDA. Adjusted EBITDA is calculated by subtracting net interest expense, income taxes, depreciation, amortization, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes and restructuring expenses from GAAP net income. The adjustments are made on a similar basis as described above related to non-GAAP net income, as applicable.

Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of non-GAAP net income and non-GAAP net income per share to GAAP net income and GAAP net income per share, respectively, and for a reconciliation of adjusted EBITDA to GAAP net income, please refer to the tables at the end of this press release.

Ironwood does not provide guidance on GAAP net income or a reconciliation of expected adjusted EBITDA to expected GAAP net income because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income for the guidance period.

Conference Call Information

Ironwood will host a conference call and webcast at 8:30 a.m. Eastern Time on Thursday, November 4, 2021 to discuss its third quarter 2021 results and recent business activities. Individuals interested in participating in the call should dial (888) 330-3181 (U.S. and Canada) or (646) 960-0699 (international) using conference ID number and event passcode 4671230. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 11:30 a.m. Eastern Time on November 4, 2021 running through 11:59 p.m. Eastern Time on November 18, 2021. To listen to the replay, dial (800) 770-2030 (U.S. and Canada) or (647) 362-9199 (international) using conference ID number 4671230. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD) is a leading gastrointestinal (GI) healthcare company on a mission to advance the treatment of GI diseases and redefine the standard of care for GI patients. We are pioneers in the development of LINZESS® (linaclotide), the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC). Under the guidance of our seasoned industry leaders, we continue to build upon our history of GI innovation and challenge what has been done before to shape what the future holds. We keep patients at the heart of our R&D and commercialization efforts to reduce the burden of GI diseases and address significant unmet needs.

Founded in 1998, Ironwood Pharmaceuticals is headquartered in Boston, Massachusetts.

We routinely post information that may be important to investors on our website at www.ironwoodpharma.com. In addition, follow us on Twitter and on LinkedIn.

About LINZESS (linaclotide)

LINZESS® is the #1 prescribed brand in the U.S. for the treatment of adult patients with irritable bowel syndrome with constipation (“IBS-C”) or chronic idiopathic constipation (“CIC”), based on IQVIA data.

LINZESS is a once-daily capsule that helps relieve the abdominal pain, constipation, and overall abdominal symptoms of bloating, discomfort and pain associated with IBS-C, as well as the constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients, with a 72-mcg dose approved for use in CIC depending on individual patient presentation or tolerability. LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is contraindicated in pediatric patients less than 2 years of age. In neonatal mice, linaclotide increased fluid secretion as a consequence of age-dependent elevated GC-C agonism resulting in mortality within the first 24 hours due to dehydration. There was no age-dependent trend in GC-C intestinal expression in a clinical study of children 2 to less than 18 years of age; however, there are insufficient data available on GC-C intestinal expression in children less than 2 years of age to assess the risk of developing diarrhea and its potentially serious consequences in these patients. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called GC-C agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and AbbVie co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, AbbVie markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood's partner, Astellas, markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or CIC. Ironwood also has partnered with AstraZeneca for development and commercialization of LINZESS in China, and with AbbVie for development and commercialization of linaclotide in all other territories worldwide.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS (linaclotide) is indicated in adults for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC).

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS LESS THAN 2 YEARS OF AGE

LINZESS is contraindicated in patients less than 2 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration.

Contraindications

•	LINZESS is contraindicated in patients less than 2 years of age due to the risk of serious dehydration.
•	LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•	LINZESS is contraindicated in patients less than 2 years of age. In neonatal mice, linaclotide increased fluid secretion as a consequence of age-dependent elevated GC-C agonism resulting in mortality within the first 24 hours due to dehydration. There was no age-dependent trend in GC-C intestinal expression in a clinical study of children 2 to less than 18 years of age; however, there are insufficient data available on GC-C intestinal expression in children less than 2 years of age to assess the risk of developing diarrhea and its potentially serious consequences in these patients. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established.

Diarrhea

•	Diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients, and in <1% of 72 mcg LINZESS-treated CIC patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence ≥2% and greater than placebo)

•	In IBS-C clinical trials: diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).
•	In CIC trials of a 145 mcg dose: diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%). In a CIC trial of a 72 mcg dose: diarrhea (19% vs 7% placebo) and abdominal distension (2% vs <1%).

Please see full Prescribing Information including Boxed Warning:

http://www.allergan.com/assets/pdf/linzess_pi

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about the Ironwood’s ability to execute on its mission; Ironwood’s strategy, business, financial position and operations; Ironwood’s option to acquire an exclusive license to develop and commercialize CNP-104 in the U.S.; the timing of initiating a clinical trial to evaluate the safety, tolerability, pharmacodynamic effects and efficacy of CNP-104 in PBC patients; the timing, achievement and payment of certain milestones and royalties under our agreement with COUR; the potential for CNP-104 to transform the treatment of PBC in the U.S.; the potential for CNP-104 to be the first-to-market treatment that offers patients the opportunity to address the underlying pathology in PBC; the opportunity for COUR’s nanoparticle platform (CNP) to treat PBC; the demand, development, commercial availability and commercial potential of linaclotide and the drivers, timing, impact and results thereof; the potential indications for, and benefits of, linaclotide; the potential for linaclotide to offer IBS-C patients relief from overall multiple symptoms with IBS-C; the status of our development program to investigate the safety and efficacy of LINZESS for children, the efficacy and safety of linaclotide; the potential of IW-3300 to be an effective treatment of visceral pain conditions and the size of the IC/BPS and endometriosis populations, as well as our plans to submit an IND with the U.S. FDA and, assuming IND approval, to advance IW-3300 into clinical development (including the timing and results thereof); and our financial performance and results, and guidance and expectations related thereto, including expectations related to U.S. LINZESS net sales growth, total revenue and adjusted EBITDA. These forward-looking statements speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development of linaclotide, CNP-104, and our product candidates; the risk that clinical programs and studies may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; the risk that we or our partners are unable to obtain, maintain or manufacture sufficient LINZESS or our product candidates, or otherwise experience difficulties with respect to supply or manufacturing; the efficacy, safety and tolerability of linaclotide and our product candidates; the risk that the therapeutic opportunities for LINZESS or our product candidates are not as we expect; decisions by regulatory and judicial authorities; the risk we may never get additional patent protection for linaclotide and other product candidates; the risk that we may never get sufficient patent protection for linaclotide and other product candidates, that patents for linaclotide or other products may not provide adequate protection from competition, or that we are not able to successfully protect such patents; outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the risk that financial and operating results may differ from our projections; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues; developments in accounting guidance or practice; Ironwood’s or AbbVie’s accounting practices, including reporting and settlement practices as between Ironwood and AbbVie; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the risk that we may elect to not exercise our option to acquire the exclusive license for CNP-104; the risk that the development of CNP-104 is not successful or CNP-104 is not successfully commercialized; the risk that the clinical trial for CNP-104 is delayed or not initiated by COUR; the impact of the COVID-19 pandemic; and the risks listed under the heading "Risk Factors" and elsewhere in Ironwood's Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, and in our subsequent SEC filings.

Ironwood uses non-GAAP financial measures in this press release, which should be considered only a supplement to, and not a substitute for or superior to, GAAP measures. Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Net Income to Adjusted EBITDA table and related footnotes accompanying this press release. Further, Ironwood considers the net profit for the U.S. LINZESS brand collaboration with AbbVie in assessing the product’s performance and calculates it based on inputs from both Ironwood and AbbVie. This figure should not be considered a substitute for Ironwood’s GAAP financial results. An explanation of our calculation of this figure is provided in the U.S. LINZESS Brand Collaboration table and related footnotes accompanying this press release.

SOURCE: Ironwood Pharmaceuticals, Inc.

Investors:

Matt Roache, 617-621-8395

mroache@ironwoodpharma.com

Media:

Beth Calitri, 978-417-2031

bcalitri@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$574,276	$362,564
Accounts receivable, net	101,773	122,351
Prepaid expenses and other current assets	10,221	9,189
Restricted cash, short-term	1,250	1,735
Convertible note hedges	7,854	-
Total current assets	695,374	495,839
Restricted cash, net of current portion	485	485
Accounts receivable, net of current portion	23,852	23,401
Property and equipment, net	7,912	8,929
Operating lease right-of-use assets	15,666	16,576
Convertible note hedges	-	13,065
Deferred tax assets	335,227	-
Other assets	855	943
Total assets	$1,079,371	$559,238
Liabilities and Stockholders’ Equity
Accounts payable	$414	$661
Accrued research and development costs	1,675	1,898
Accrued expenses and other current liabilities	20,127	26,486
Current portion of operating lease liabilities	3,157	3,128
Current portion of convertible senior notes	114,832	-
Note hedge warrants	5,489	-
Total current liabilities	145,694	32,173
Note hedge warrants	-	12,088
Convertible senior notes, net of current portion	333,212	430,256
Operating lease liabilities, net of current portion	18,930	20,318
Other liabilities	1,594	1,763
Total stockholders’ equity	579,941	62,640
Total liabilities and stockholders’ equity	$1,079,371	$559,238

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues
Collaborative arrangements revenue	$103,747	$103,468	$295,798	$267,336
Sale of active pharmaceutical ingredient	-	-	825	5,507
Total revenues	103,747	103,468	296,623	272,843
Costs and expenses:
Cost of revenues	-	-	-	2,239
Research and development	10,907	21,692	38,554	71,795
Selling, general and administrative	27,742	34,928	82,446	106,021
Restructuring expenses	(73)	1,232	(44)	1,232
Total cost and expenses	38,576	57,852	120,956	181,287
Income from operations	65,171	45,616	175,667	91,556
Other (expense) income:
Interest expense	(7,841)	(7,419)	(23,199)	(21,957)
Interest and investment income	178	231	546	1,284
Gain (loss) on derivatives	2,164	(2,616)	1,388	(6,549)
Other income	-	-	-	27
Other expense, net	(5,499)	(9,804)	(21,265)	(27,195)
Income before income taxes	59,672	35,812	154,402	64,361
Income tax (expense) benefit	(3,827)	(1,389)	332,672	(1,389)
GAAP net income	$55,845	$34,423	$487,074	$62,972

GAAP net income per share—basic	$0.34	$0.22	$3.01	$0.40

GAAP net income per share—diluted	$0.34	$0.21	$2.97	$0.39

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts) (unaudited)

A reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP net income	$55,845	$34,423	$487,074	$62,972
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	(2,164)	2,616	(1,388)	6,549
Restructuring expenses	(73)	1,232	(44)	1,232
Valuation allowance release	-	-	(337,800)	-
Non-GAAP net income	$53,608	$38,271	$147,842	$70,753

A reconciliation between basic net income per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP net income per share –basic	$0.34	$0.22	$3.01	$0.40
Adjustments to GAAP net income per share (as detailed above)	(0.01)	0.02	(2.10)	0.05
Non-GAAP net income per share –basic	$0.33	$0.24	$0.91	$0.45

Weighted average number of common shares used to calculate net income per share — basic	162,742	159,846	161,892	159,211

A reconciliation between diluted net income per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP net income per share –diluted	$0.34	$0.21	$2.97	$0.39
Adjustments to GAAP net income per share (as detailed above)	(0.01)	0.02	(2.07)	0.05
Non-GAAP net income per share –diluted	$0.33	$0.23	$0.90	$0.44

Weighted average number of common shares used to calculate net income per share — diluted	165,242	160,281	163,930	160,263

Reconciliation of GAAP Net Income to Adjusted EBITDA

(In thousands)

(unaudited)

A reconciliation of GAAP net income to adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP net income	$55,845	$34,423	$487,074	$62,972
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	(2,164)	2,616	(1,388)	6,549
Restructuring expenses	(73)	1,232	(44)	1,232
Interest expense	7,841	7,419	23,199	21,957
Interest and investment income	(178)	(231)	(546)	(1,284)
Income tax expense (benefit)	3,827	1,389	(332,672)	1,389
Depreciation and amortization	358	589	1,164	1,911
Adjusted EBITDA	$65,456	$47,437	$176,787	$94,726

U.S. LINZESS Commercial Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
LINZESS U.S. net sales as reported by AbbVie[2]	$252,650	$241,124	$727,301	$652,891
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	66,658	52,939	197,608	162,833
Commercial profit on sales of LINZESS	$185,992	$188,185	$529,693	$490,058
Commercial Margin[4]	74%	78%	73%	75%

Ironwood’s share of net profit[5]	92,996	94,092	264,846	245,029
Reimbursement for Ironwood’s selling, general and administrative expenses[6]	7,397	6,140	21,803	18,750
Adjustments to reconcile Ironwood’s previously reported share of net profit in conformance with AbbVie revenue recognition accounting policies and reporting conventions	-	-	-	(5,902)
Ironwood’s collaborative arrangement revenue[2]	$100,393	$100,232	$286,649	$257,877

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with AbbVie.

2 In connection with its acquisition of Allergan in the second quarter of 2020, AbbVie recast historically reported LINZESS U.S. net sales (previously reported by Allergan) for periods between January 1, 2019 and March 31, 2020, to conform to AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain of the rebates and discounts that were previously classified within LINZESS U.S. net sales have been reclassified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue. This recast did not result in any change to Ironwood’s historically reported collaborative arrangements revenue or collaborative arrangements revenue policy. Ironwood continues to record collaborative arrangements revenue based on actual settlement payments from AbbVie.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes selling, general and administrative expenses incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales. Ironwood has recalculated commercial margin in connection with AbbVie’s recast of historically reported LINZESS U.S. net sales (previously reported by Allergan).

5 Ironwood has recalculated its share of net profit on sales of LINZESS in the U.S. to conform with AbbVie’s recast of historically reported LINZESS U.S. net sales (previously reported by Allergan).

6 Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with AbbVie. Excludes an insignificant amount and $0.2 million for the three and nine months ended September 30, 2021, respectively, and excludes an insignificant amount and $0.4 million for the three and nine months ended September 30, 2020, respectively, related to patent prosecution and patent litigation costs recognized in connection with the collaboration agreement with AbbVie.

US LINZESS Full Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
LINZESS U.S. net sales as reported by AbbVie[2]	$252,650	$241,124	$727,301	$652,891
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	66,658	52,939	197,608	162,833
AbbVie & Ironwood R&D Expenses[4]	9,753	11,207	28,400	39,406
Total net profit on sales of LINZESS[5]	$176,239	$176,978	$501,293	$450,652

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of the total net profit (loss) generated from the sales of LINZESS in the U.S., including the commercial costs and expenses and the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement.

2 In connection with its acquisition of Allergan in the second quarter of 2020, AbbVie recast historically reported LINZESS U.S. net sales (previously reported by Allergan) for periods between January 1, 2019 and March 30, 2020, to conform to AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain of the rebates and discounts that were previously classified within LINZESS U.S. net sales have been reclassified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes selling, general and administrative expenses incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 R&D expenses related to LINZESS in the U.S. are shared equally between Ironwood and AbbVie under the collaboration agreement.

5 Ironwood has recalculated its share of net profit on sales of LINZESS in the U.S. to conform with AbbVie’s recast of historically reported LINZESS U.S. net sales (previously reported by Allergan).